Exhibit 99.2

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058 P.C/518048

Http/www.huashang.cn

Add/21-25/F, Hong Kong CTS Tower,No.4011, Shennan Boulevard, Futian District, Shenzhen , P.R.C

April 13, 2023

Ming Shing Group Holdings Ltd.

8/F, Cheong Tai Factory Building

16 Tai Yau Street

San Po Kong, Kowloon

Hong Kong

Dear Mesdames/Sirs,

This opinion (the “Opinion”) on the laws of the People’s Republic of China (“PRC” which, for the purposes of this opinion, excludes the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan) is presented by China Commercial Law Firm (“CCLF”, us or we) in reliance on legal practicing certificate number 31440000G34782924R issued to us by the Department of Justice, Guangdong.

We are the legal advisers of Ming Shing Group Holdings Limited (the “Company”) as to the laws of PRC in respect of (a) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value of US$0.0005 per share (the “Ordinary Shares”), of the Company, by the Company as set forth in the Company’s registration statement in Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering; and (b) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company, and such other documents, corporate records, certificates issued by Governmental Agencies as defined below and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents and the factual statements contained therein is and will remain to be non-misleading; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (d) the information provided to us by the Company, as defined below, in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by Governmental Agencies and documents, materials, statements and representations made to us by representatives of the Company. We have assumed that no information which is relevant to the issue of the Offered Securities and this Opinion has been withheld from us by the Company, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, their senior management are and remain accurate and true in all respects. We have assumed that the laws of any country other than the PRC which may be applicable to the issue of the Offered Securities are complied with.

If any evidence comes to light that would indicate any of the documents or materials referred to above is incomplete, inaccurate or defective, or if any of the assumptions upon which this Opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

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The following terms as used in this Opinion are defined as follows:

“CAC” means the Cyberspace Administration of China;

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated jointly by the Ministry of Commerce of the PRC, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and were amended on June 22, 2009;

“Measures” means the Measures for Cybersecurity Review promulgated jointly by the Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, The Ministry of Public Security, the Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration on December 28, 2021, which became effective on February 15, 2022;

“The Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by CSRC on February 17, 2023, which became effective on March 31, 2023;

“The Confidentiality Provisions” means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies promulgates jointly by the CRSC, Ministry of Finance of the People’s Republic of China, National Administration of State Secrets Protection, and National Archives Administration of China on February 24,2023, which became effective on March 31, 2023;

“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof;

This Opinion is rendered on the following bases and subject to the following qualifications:

(i)	This Opinion is rendered only with respect to the PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any other jurisdiction. This Opinion relates only to the PRC Laws in effect on the date hereof and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect. This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws. We make no prediction as to any revision, adjustment or new interpretation of PRC Law or related government policy, nor is this opinion intended to contain any advice or suggestion in respect of any such prediction. There is no guarantee that any PRC Law, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

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(ii)	Our understanding and judgment of the facts underlying this opinion are based solely on the documents, materials, statements and representations provided to us by the Company. We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities, the Company have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

(iii)	This Opinion addresses specific legal matters relating to the Company (limited to the issues covered herein) in respect of PRC Law. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws which are not PRC Law or any other issues not covered herein. In this Opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company and any such citation shall not constitute our acknowledgement of, legal opinions regarding or comments relating to such issues, whether express or implied.

(iv)	This Opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (ii) any judicial or administrative actions or any laws affecting creditors’ rights generally. This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of materiality, public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

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(v)	This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted for interpretation separately from this Opinion.

Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that:

1. Ming Shing Group Holdings Limited is a holding company incorporated in the Cayman Islands with two operating subsidiaries solely based in Hong Kong, and it does not have any subsidiary or Variable Interest Entity (“VIE”) in the PRC. The ownership structure of the Company as set forth in the Prospectus does not, and immediately after giving effect to the Offering, will not, result in any violation of the PRC Laws.

2. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the approval from the CSRC under the M&A Rules is not required in the context of the Offering, because (i) Ming Shing Group Holdings Limited is a holding company incorporated in the Cayman Islands with two operating subsidiaries solely based in Hong Kong, and it does not have any subsidiary or Variable Interest Entity in the PRC or intend to acquire any equity interest in any domestic companies within the PRC, (ii) nor is it controlled by any companies or individuals of the PRC.

3. Pursuant to the Measures, if any of the following circumstance exists, the operators shall apply with the CAC for cybersecurity review: (i) the operators possess over one million individuals’ personal information and seek to list overseas; (ii) the operators are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) the operators carry out any data processing activities which has affected or may affect national security. As of the date hereof, we are not aware of the Company or their Hong Kong subsidiaries have any of the aforesaid circumstances and the Company or their Hong Kong subsidiaries are not required by the CAC to go through cybersecurity review before listing in the U.S., because (i) all of operations of the Company are conducted by their Hong Kong Operating Subsidiaries which currently solely serve the Hong Kong local market, the Company currently have no operations in the PRC; (ii) the Company does not have or intends to have any subsidiary, nor do it has or intends to establish a VIE structure with any entity in the PRC and the Measures remains unclear whether they shall be applied to a company such as the Company; (iii) as of date hereof, the Company has neither collected nor stored any personal information of any mainland China individual or within mainland China, nor does it entrust or expect to be entrusted by any individual or entity to conduct any data processing activities of any mainland China individual or within mainland China; and (iv) as of the date hereof, the Company has not been informed by any PRC governmental authority of any requirement that the Company must file for a cybersecurity review. Based on our understanding of the PRC laws that are currently in effect, neither the Company nor their Hong Kong Operating Subsidiaries, are currently subject to the cybersecurity review by the CAC as provided under the Measures. Additionally, neither the Company nor their subsidiaries are covered by permission requirements from the CAC or any other governmental agency that is required to approve their subsidiaries’ operations. However, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures and there is no assurance that PRC regulatory agencies, including the CAC would take the same view as we do.

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4. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines. According to the Trial Measures, (1) domestic enterprise that conduct overseas offering and listing both directly and indirectly, should file with the CSRC and report relevant information; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be deemed as an indirect overseas offering and listing by a domestic enterprise: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company conducts indirectly offering and listing in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offering and listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted. Considering that (i) as of the date hereof, in connection with this Offering, the Company is a holding company incorporated in the Cayman Islands with two operating subsidiaries solely based in Hong Kong, and it does not have any subsidiary or VIE in the PRC or intend to acquire any equity interest in any domestic companies within the PRC; (ii) nor is it controlled by any companies or individuals of the PRC; (iii) the Company is headquartered in Hong Kong with their chief executive officer, chief financial officer and all members of the board of directors based in Hong Kong who are not mainland China citizens; (iv) all revenues and profits of the Company are generated by their subsidiaries in Hong Kong; and (v) the Company does not have any operation or business in the PRC. The Company is not required to submit applications for the approval of the CSRC or other equivalent PRC government authorities. However, as the Trial Measures was newly published, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as we do.

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5. According to the Confidentiality Provisions, (i) a domestic company that conducts an overseas offering and listing both directly and indirectly should institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations; (ii) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; (iii) where a domestic company, either directly or through its overseas listed entity, intends to publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers and overseas regulatory authorities, any other documents and materials , if leaked, will be detrimental to national security or public interest, it shall strictly fulfil relevant procedures stipulated by applicable national regulations; (iv) where a domestic company, after fulfilling relevant procedures, provides to securities companies, securities service providers and other entities with any documents and materials containing state secrets or working secrets of government agencies, or any other documents and materials which, if leaked, will be detrimental to national security or public interest if leaked, a non-disclosure agreement shall be signed between the provider and receiver of such information; (v) domestic companies, securities companies or securities service providers that discover any leakage or possible leakage of state secrets, working secrets of government agencies or any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall immediately take remedies and report to relevant state organs and units. The Confidentiality Provisions do not apply to the Company, because (i) the documents do not contain any information relating to any state secrets, working secrets of government agencies, or harm national security and public interest; (ii) the Company is a holding company incorporated in the Cayman Islands with two operating subsidiaries based solely in Hong Kong, and it does not have any subsidiary or VIE in the PRC or intend to acquire any equity interest in any domestic companies within the PRC; (iii) the Company is not controlled by any companies or individuals of the PRC; (iv) the Company is headquartered in Hong Kong with its chief executive officer, chief financial officer and all members of the board of directors based in Hong Kong who are not mainland China citizens; (v) all revenues and profits of the Company are generated by their subsidiaries in Hong Kong; and (vi) the Company does not have any operation or business in the PRC.

6. The Company has complied in all material respects with the relevant laws and regulations of the PRC; neither the Company nor any of its subsidiaries has been subject to any administratively enforceable penalty or regulatory measures in the PRC.

7. The Company and its subsidiaries have not been or are not in material breach of any registration, license, approval or permit by any regulatory in the PRC.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be used, circulated, quoted or otherwise referred to for any other purpose by any person nor shall a copy be given to any person (apart from the addressee) without our express prior written consent.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to the Registration Statement and further consent to the reference of our name under the cover page and the sections of Registration Statement entitled “Prospectus Summary”, “Commonly Used Defined Terms”, “Risk Factors”, and “Legal Matters” included in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of the person whose consent is required under Section 7 of U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

China Commercial Law Firm

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